EXHIBIT 99.1

           PATRIOT TRANSPORTATION HOLDING, INC./NEWS
        Contact: John D.  Milton, Jr.
   	         Chief Financial Officer   904/396-5733
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PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE THIRD
QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2008.

Jacksonville, Florida; August 06, 2008 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $2,774,000 or $0.89 per diluted share in the third quarter of fiscal 2008, an increase of $348,000 or 14.3% compared to net income of $2,426,000
or $0.77 per diluted share in the same period last year.   Net income
for the first nine months of fiscal 2008 was $4,805,000 or $1.54 per diluted share, a decrease of $2,378,000 compared to net income of $7,183,000 or $2.30 per diluted share for the same period last year.

Net income for the first nine months of fiscal 2008 benefited from a gain on condemnation of land of $1,544,000, net of income taxes but was adversely impacted by the accrual of retirement benefits of $1,541,000, net of income tax benefits, for the Company's previous President and CEO, whose retirement was effective February 6, 2008. The transportation segment was negatively impacted in the first nine months of fiscal 2008 by reduced demand for flatbed trucking services and high fuel expenses. The first nine months of fiscal 2007 benefited from gains on equipment sales and prior period insurance recoveries.

Third Quarter Operating Results. For the third quarter of fiscal 2008, consolidated revenues were $46,061,000, an increase of $6,430,000 or 16.2% over the same quarter last year.

Transportation segment revenues were $39,990,000 in the third quarter of 2008, an increase of $5,883,000 over the same quarter last year. Revenue miles in the current quarter were down 2.6% compared to the third quarter of 2007 due to reduced loads in the flatbed portion of the transportation segment. Excluding fuel surcharges, revenue per mile increased 8.4% over the same quarter last year. In addition to general rate increases, a shift to new business in the flatbed division was a significant factor in this increase.

Real Estate segment revenues for the third quarter of fiscal 2008 were $6,071,000, an increase of $547,000 or 9.9% over the same quarter last year. Lease revenue from developed properties increased $311,000 or 8.1%, due to an increase in occupied square footage, higher rental rates on new leases, and increased revenue from reimbursed real estate taxes. Royalties and land rent increased $236,000 or 13.9% due to increased reimbursements for real estate taxes and higher tons sold.

Consolidated gross profit was $8,628,000 in the third quarter of fiscal 2008, an increase of $834,000 or 10.7% compared to $7,794,000 in the same period last year. Gross profit in the transportation segment increased $778,000 or 16.2% as increased revenue per mile more than offset reduced demand for flatbed trucking services and high fuel expenses. Gross profit in the real estate segment increased $56,000 or 1.9% from the third quarter 2007, due to higher rental rates on new leases offset by increased real estate taxes that could not be billed to tenants.

                               Continued

1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733


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Selling, general and administrative expenses increased $392,000 over the same quarter last year. Payroll and payroll taxes increased $247,000 due to amounts paid to the Company's prior CFO who retired June 16, 2008 along with additional staffing and payroll taxes on stock option exercises.

Nine Months Operating Results. For the first nine months of fiscal 2008, consolidated revenues were $126,349,000, an increase of $11,438,000 or 10.0% over the same period last year.

Transportation segment revenues were $107,647,000 in the first nine months of 2008, an increase of $9,228,000 over the same period last year. Revenue miles in the first nine months of fiscal 2008 were down 3.1% compared to the first nine months of fiscal 2007 due to reduced loads in the flatbed portion of the transportation segment. Excluding fuel surcharges, revenue per mile increased 5.3% over the same period last year. In addition to general rate increases the addition of new business in the flatbed division during the third quarter was a significant factor in this increase. Until the third quarter decreased construction material freight demand and pricing softness from the downturn in housing pushed revenues down in the flatbed operation compared to the same period last year.

Real Estate segment revenues for the first nine months of fiscal 2008 were $18,702,000, an increase of $2,210,000 or 13.4% over the same period last year. Lease revenue from developed properties increased $1,125,000 or 9.6%, due to an increase in occupied square footage along with higher rental rates on new leases. Royalties and land rent increased $1,085,000 or 22.5% despite reduced tons mined because of an increase of $359,000 in revenues from timber harvesting, revenue of $383,000 for reimbursement of higher real estate taxes, and increases in royalties per ton.

Consolidated gross profit was $20,904,000 in the first nine months of fiscal 2008, a decrease of $2,772,000 or 11.7% compared to $23,676,000 in the same period last year. Gross profit in the transportation segment decreased $3,407,000 or 22.8% due to the increase in cost of operations along with decreased freight demand, resulting in reduced revenue miles in the flatbed portion. Average fuel cost per gallon in the first nine months of 2008 increased 41% over the same period last year. This resulted in an increase in fuel cost of $679,000 in excess of the increase in fuel surcharge revenue in the flatbed portion. Insurance and losses increased $1,790,000 primarily due to the same period last year including a reduction of expense for changes in estimated prior year retained loss reserves as of June 30, 2007 along with a $357,000 of prior year insurance recoveries recorded in the three months ended December 31, 2006. Other expense increased $1,393,000 due to $752,000 higher gains on equipment sales the same period last year along with an increase of $708,000 in vehicle tires and maintenance. Gross profit in the real estate segment increased $635,000 or 7.3% from the first nine months 2007, due to higher rental rates on new leases and $359,000 increased gross profit from timber harvesting offset by increased real estate taxes that could not be billed to tenants.

Selling, general and administrative expenses increased $3,171,000 over the same period last year. The current year includes $2,503,000 accrual of retirement benefits for the Company's previous President and CEO. Payroll and payroll taxes increased $352,000 due to amounts paid to the Company's prior CFO who retired June 16, 2008 along with additional staffing and payroll taxes on stock option exercises. Estimated allowance for doubtful accounts expense increased $78,000 primarily due to the inclusion in the prior year of a reversal of prior accruals. Audit and legal fees increased $89,000 due to various projects.


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Summary and Outlook.  The flatbed portion of the transportation segment continues to face poor freight demand from the housing downturn as well as high fuel expenses. During the third quarter of fiscal 2008, increased revenue per mile in the transportation segment more than offset reduced demand for flatbed trucking services and high fuel expenses.

The Company's real estate development business continues to expand its portfolio of warehouse-office products consistent with maintaining a watchful eye on national and regional economic health.

In July 2008, a subsidiary of the Company, FRP Bird River, LLC, entered into an agreement to sell approximately 121 acres of land in Baltimore County, Maryland to Mackenzie Investment Group, LLC. The purchase price for the property is $25,265,000, subject to certain potential purchase price adjustments. The agreement of sale is subject to certain contingencies, including the satisfactory completion of the buyer's inspection period. Closing is dependent upon several conditions including additional government approvals and may be two or more years away.

In May 2008, the Company received final approval from the Zoning Commission of the District of Columbia of its planned unit development application for the Company's 5.8 acre undeveloped waterfront site on the Anacostia River in Washington, D.C. This site is located adjacent to the recently opened Washington Nationals Baseball Park. The site currently is leased to a subsidiary of Vulcan Materials Company under a short-term lease. The approved planned unit development permits the Company to develop a four building, mixed use project, containing approximately 545,800 square feet of office and retail space and approximately 569,600 square feet of additional space for residential and hotel uses. The approved development would include numerous publicly accessible open spaces and a waterfront esplanade along the Anacostia River.



Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements.
These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


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	         PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (unaudited)
               (In thousands except per share amounts)


                                       Three Months        Nine Months
                                          Ended               Ended
                                         June 30             June 30
                                         -------            --------
                                    2008        2007     2008       2007
                                    ----        ----     ----       ----

Revenues                          $ 46,061     39,631   $126,349   114,911
Gross profit                      $  8,628      7,794   $ 20,904    23,676
Income before income taxes        $  4,240      3,979   $  7,711    11,782
Net income                        $  2,774      2,426   $  4,805     7,183
Earnings per common share:
     Basic                           $0.92       0.80      $1.58      2.38
     Diluted                         $0.89       0.77      $1.54      2.30
Weighted average common shares
    outstanding:
     Basic                           3,024      3,035      3,034     3,016
     Diluted                         3,114      3,142      3,130     3,125




                  PATRIOT TRANSPORTATION HOLDING, INC.
                  Condensed Balance Sheets (unaudited)
                       (Amounts in thousands)

                                          June 30          September 30
                                           2008                2007
                                        ----------         ------------

Cash and cash equivalents               $   15,916         $     26,944
Accounts receivable, net                    12,460               10,983
Other current assets                         5,547                6,559
Property, plant and equipment, net         204,997              192,523
Investment in Brooksville Joint Venture      6,305                5,904
Other non-current assets                    10,160               10,617
                                        ----------         ------------
    Total Assets                        $  255,385         $    253,530
                                        ==========         ============

Current liabilities                     $   21,218         $     20,228
Long-term debt (excluding current
      maturities)                           77,183               80,172
Deferred income taxes                       17,155               15,274
Other non-current liabilities                6,106                7,395
Shareholders' equity                       133,723              130,461
                                        ----------         ------------
    Total Liabilities and Shareholders'
        Equity                         $   255,385         $    253,530
                                       ===========         ============


                                    Continued

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                   PATRIOT TRANSPORTATION HOLDING, INC.
                      Business Segments (unaudited)
                         (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                            Three Months Ended          Nine Months Ended
                                June 30                     June 30
                                -------                     -------
                           2008           2007         2008          2007
                           ----           ----         ----          ----

Transportation Revenues  $ 39,990       34,107       $ 107,647     98,419
Real Estate Revenues        6,071        5,524          18,702     16,492
                         --------       ------       ---------     ------

Total Revenues           $ 46,061       39,631       $ 126,349    114,911
                         ========       ======       =========    =======

Transportation Operating
 Profit                  $  3,318        2,600       $   4,940      8,452
Real Estate Operating
 Profit                     3,055        2,999           9,343      8,708
Corporate Expenses         (1,070)        (738)         (5,746)    (2,680)
                         ---------       ------      ----------    -------

Total Operating Profit   $  5,303        4,861       $   8,537     14,480
                         ========        ======      ==========    =======


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